Exhibit 23.1

MONTGOMERY COSCIA GREILICH LLP
972.748.0300 p
972.748.0700 f

Consent of Independent Registered Public Accounting Firm

To the Benefit Plan Investment Committee,
Benefits Administration Committee, and
Human Resources Committee of
J.C. Penney Corporation, Inc. Savings,
Profit-Sharing and Stock Ownership Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-33343) on Form S-8 of J.C. Penney Company, Inc. of our report dated June 29, 2018, with respect to the statements of net assets available for benefits of the J.C. Penney Corporation, Inc. Savings, Profit-Sharing and Stock Ownership Plan as of December 31, 2017 and 2016, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 11-K of the J.C. Penney Corporation Inc. Savings, Profit-Sharing and Stock Ownership Plan.

/s/Montgomery Coscia Greilich LLP

Montgomery Coscia Greilich LLP
Plano, TX
June 29, 2018

2500 Dallas Parkway, Suite 300 Plano, Texas 75093	300 Throckmorton Street, Suite 520 Fort Worth, Texas 76102	2901 Via Fortuna, Building 6, Suite 550 Austin, Texas 78746